Exhibit 99.1

       Lear Contact: Katya Pruett

248-447-1646

Lear Takes Additional Steps to Address Impacts of COVID-19 Pandemic

SOUTHFIELD, Mich., April 10 /PRNewswire/ -- Lear Corporation (NYSE: LEA), a global automotive technology leader in Seating and E-Systems, today announced it is taking new measures to address industry conditions created by the COVID-19 pandemic.

In addition to previously announced actions to further strengthen its balance sheet and improve financial flexibility, Lear will be implementing the following compensation-related actions, effective April 16:

There will be a temporary 20% salary deferral for all U.S. and Canadian salaried employees.

In addition to a 20% salary deferral, Lear CEO and President Ray Scott’s salary will be reduced by 10%, and other named executive officers’ salaries will be reduced by 5%, in both cases for the remainder of 2020. Deferred compensation for the CEO and other named executive officers will not be paid until certain financial targets are achieved by the Company or before all other employees have been paid all owed deferred compensation. Reduced salary will not be paid at a later date.

Lear Board of Directors cash retainer fees will be reduced by 25% for the remainder of 2020.

Further salary reduction measures are also being taken in Europe, Asia, Mexico and South America.

About Lear Corporation

Lear, a global automotive technology leader in Seating and E-Systems, enables superior in-vehicle experiences for consumers around the world. Our diverse team of talented employees in 39 countries is driven by a commitment to innovation, operational excellence, and sustainability. Lear is Making every drive better™ by providing the technology for safer, smarter, and more comfortable journeys. Lear, headquartered in Southfield, Michigan, serves every major automaker in the world and ranks #147 on the Fortune 500.